EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholders of Gladstone Investment Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Gladstone Investment Corporation and its subsidiaries (the “Company”) as of March 31, 2019 and 2018, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended March 31, 2019, including the related notes, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2019, and in our report dated May 13, 2019, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments, as of March 31, 2017, March 31, 2016, March 31, 2015, March 31, 2014, March 31, 2013, March 31, 2012, March 31, 2011, and March 31, 2010, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended March 31, 2016, March 31, 2015, March 31, 2014, March 31, 2013, March 31, 2012, March 31, 2011, and March 31, 2010 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of the Selected Consolidated Financial Data of Gladstone Investment Corporation and its subsidiaries for each of the ten years in the period ended March 31, 2019, appearing on pages 43-44 in Part II, Item 5 of this Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP
McLean, VA
May 13, 2019